Calculation of Filing Fee Tables
S-8
Flowco Holdings Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A common stock, $0.0001 par value per share	457(a)	500,000	$ 24.635	$ 12,317,500.00	0.0001381	$ 1,701.05
Total Offering Amounts:						$ 12,317,500.00		$ 1,701.05
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,701.05
Offering Note
[1]	(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of Class A common stock being registered hereunder include an indeterminate number of shares of Class A common stock that may be issued in connection with stock splits, stock dividends or other distribution, recapitalization or similar events with respect to the shares of Class A common stock being registered. The proposed maximum offering price per share and maximum aggregate offering price for the shares of Class A Common Stock covered by this Registration Statement have been estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sale price of Class A Common Stock, as reported on the New York Stock Exchange on May 8, 2026, which date is within five business days prior to filing this registration statement.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources